Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-156742 on Form S-11 of our report dated August 25, 2010 related to the statement of revenues and certain operating expenses of the property located at 17600 Gillette, Irvine, California for the year ended December 31, 2009, appearing in the Current Report on Form 8-K/A filed with the U.S. Securities and Exchange Commission (“SEC”) on August 25, 2010, our report dated September 22, 2010 related to the statement of revenues and certain operating expenses of the portfolio of five office buildings located in the Brindleyplace business center of Birmingham, England for the year ended December 31, 2009, appearing in the Current Report on Form 8-K/A filed with the SEC on September 22, 2010, and our report dated November 10, 2010 related to the statement of revenues and certain operating expenses of Hock Plaza I, located in Durham, North Carolina for the year ended December 31, 2009, appearing in the Current Report on Form 8-K/A filed with the SEC on November 10, 2010 (which reports on the statements of revenues and certain operating expenses express unqualified opinions and include explanatory paragraphs referring to the purpose of the statements), and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas
December 1, 2010